Exhibit 99.1

Flux Power Q1’ 19 Revenue Increased Ten-Fold to Record $1.84M,
Driven by Large Customer Adoption of Lithium-Ion Industrial Batteries

Vista, CA – November 14, 2018 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts and airport ground support equipment (“GSE”), today reported results for its fiscal 2019 first quarter ended September 30, 2018 (Q1 ‘19).

Highlights:

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Q1 ’19 Revenue Rose over tenfold to $1.84M versus Q1 ’18 revenue of $0.15M and increased 67% sequentially from Q4’18 revenue of $1.1M. Q1 ’19 revenue included $0.8M of lithium-ion GSE battery shipments to a leading global airline, in addition to LiFT Pack batteries for Class 3 “walkie” pallet jack forklifts. Flux is seeing accelerating commercial adoption of its lithium-ion batteries to replace traditional lead-acid chemistry and power forklifts and airport ground support equipment more efficiently and cost effectively.

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Expanding Product Line with Larger, Higher Value Solutions – In the fall, Flux started shipping its new larger, more powerful and higher cost LiFT Packs for Class 1 counterbalance trucks. Flux is also preparing for the December commercial launch of its new line of Flux LiFT Pack batteries for Class 2 Narrow Aisle and Class 3 End Rider forklifts. These planned launches follow successful piloting of these solutions with several customers over the past five months. Flux developed these new product lines in response to current customer, customer prospect and forklift manufacturer requests that Flux expand its offerings to also meet the needs of larger scale forklifts.

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Airport Ground Support Equipment (GSE) Battery Pipeline – In October Flux received a $0.3M order for additional airport GSE batteries from an existing global airline customer. That customer is expected to place significant additional orders in calendar 2019. Two other major airlines are piloting our packs and we anticipate them commencing orders in CY 2019.

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Flux anticipates at least doubling its revenue in fiscal 2019 over fiscal 2018 revenues of $4.1M. This outlook is supported by the ongoing expansion of interest, and sales dialogues, regarding Flux’s expanding line of lithium-ion battery solutions as customers in materials handling-intensive industries recognize the many performance, efficiency and total cost of ownership benefits of lithium-ion storage versus lead-acid chemistry, which until recently was the only viable battery technology for industrial equipment.

Financial Results:
Q1 ‘19 revenue rose over tenfold to $1,835,000 compared to Q1 ‘18 revenue of $153,000, principally due to Walkie LiFT Pack shipments to a Fortune 100 global customer and initial shipments of airport GSE battery packs.

Q1 ‘19 cost of sales rose to $1,817,000 compared to $314,000 in Q1 ’18, principally due to the significant increase in LiFT Pack unit sales, yielding a Q1 ’19 gross profit of $18,000 versus a year ago gross loss of ($161,000). The gross profit improvement is the result of increased production volumes combined with initial benefits from Flux’s comprehensive margin enhancement plan. The plan involves design, production, procurement and pricing initiatives, in addition to expected efficiency improvements through higher production volumes, that should enable Flux to achieve attractive gross margins.

Selling and administrative expenses increased to $1,483,000 in Q1 ‘19 from $671,000 in Q1 ’18 primarily due to the addition of sales and support staff, as well as a related increase in stock-based compensation and professional fees.

Research & development expenses increased to $662,000 in Q1 ‘19, compared to $478,000 in Q1 ‘18, as Flux invested in completing development of its larger Class 1 and Class 2 battery solutions. R&D expenses are expected to remain significant as Flux builds out its complete forklift and airport GSE product lines, develops solutions for other potential motive power markets, and continues to enhance features and functionality for its product lines in order to maintain its leadership position.

Flux’s Q1 ‘19 operating loss increased to $2.13M from $1.31M in Q1 ‘18, principally due to higher operating expenses supporting a full product line rollout. Net loss in Q1 ‘19 increased to $2.40M, or ($0.08) per basic share, from $1.45M, or ($0.06) per basic share, in Q1 ‘18, reflecting the higher operating loss and increased interest expense due to higher average borrowings. Flux had 31.1M and 25.1M weighted average basic common shares outstanding for the periods ending Q1’19 and Q1’18, respectively.

Financial Position:
Borrowings under Flux’s $10.0M Unrestricted and Open Line of Credit provided by Esenjay Investments LLC, owned by the company’s largest shareholder, were $7.98M as of September 30, 2018, and borrowings under the Company’s $5.0M Short Term Line of Credit were $2.4M as of September 30, 2018.

In late October, Flux secured short-term credit facilities providing up to $2.5M in potential borrowings through an institutional shareholder and a private investor. The facilities are intended to fund working capital needs as Flux works to ramp sales of its expanding line of lithium-ion forklift battery packs. Separately, Flux substantially enhanced its financial position through the conversion of $9.6 million of borrowings and interest into 15.8 million shares of restricted Flux common stock. As a result of the debt conversions, Flux now has approximately 46.9M shares of common stock issued and outstanding.

CEO Comments:
CEO, Ron Dutt, commented, “Aided by the investments we have made in product development, sales and marketing and building industry relationships with OEMs, dealers and distributors over the past five years, Flux is now seeing meaningful and expanding demand for our lithium-ion battery technology as a replacement for lead-acid. This is truly a collaborative effort working closely with end-customers, equipment manufacturers and dealers and distributors, setting the stage for Flux to deliver a growing array of industry leading products to an expanding customer base.

“We continue to gain traction with our LiFT Pack solution in the Walkie forklift market that launched in earnest in the second quarter of last fiscal year. At the same time we have been expanding sales of our airport GSE battery solutions to leading airlines and airport logistics suppliers. Flux also recently begun shipments of our larger, higher cost LiFT Pack solutions for Class 1 electric counterbalance forklifts and Class 2 narrow aisle reach trucks, including $1.4M in initial shipments since October 1, 2018 to a Fortune 100 heavy machinery conglomerate following their successful pilot earlier this calendar year.

“To support Flux’s growth, we continue to make progress on strengthening Flux’s financial position and funding access. We believe the recent debt conversions represent a very positive step for Flux, as they served to substantially de-leverage and strengthen our balance sheet, making Flux far more attractive to prospective customers and investors.”

About Flux Power Holdings, Inc. (www.fluxpwr.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

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This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:
Catalyst IR
David Collins or Chris Eddy
212-924-9800
flux@catalyst-ir.com

FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,
	2018	2017
Net revenue	$1,835,000	$153,000
Cost of sales	1,817,000	314,000

Gross profit (loss)	18,000	(161,000)

Operating expenses:
Selling and administrative expenses	1,483,000	671,000
Research and development	662,000	478,000
Total operating expenses	2,145,000	1,149,000

Operating loss	(2,127,000)	(1,310,000)

Other income (expense):
Interest expense	(274,000)	(136,000)

Net loss	$(2,401,000)	$(1,446,000)

Net loss per share - basic and diluted	$(0.08)	$(0.06)

Weighted average number of common shares outstanding - basic and diluted	31,068,411	25,086,794